Exhibit 23.2

Consent of Independent Registered Accounting Firm

The Board of Directors
Metaldyne Corportation:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos 33-59222 and 33-55837), Form S-4 (Registration No. 333-99569) and Form S-8 (Registration Nos. 33-42230 and 333-64531) of Metaldyne Corportation of our report dated November 10, 2004 with respect to the consolidated balance sheets of Metaldyne Corporation as of December 28, 2003, and the related consolidated statements of operations, stockholders' equity and other comprehensive income, and cash flows, for the year then ended, and the related financial statement schedule, which report appears in the December 28, 2003, annual report on Form 10-K of Metaldyne Corporation.

(signed) KPMG LLP

Detroit, Michigan
November 10, 2004